Exhibit 11.1
                                           Computation of Loss Per Share




                                                                                                       Period from
                                                        Years Ended                                     July 1, 1994
                                   ------------------------------------------------------             (commencement)
                                        December 31,                  December 31,                       through
                                            1999                           1998                      December 31, 1999
                                   -----------------------      -------------------------      ---------------------------
Loss for the period                        $     1,766,517               $      3,389,208                 $     12,243,192
                                   =======================      =========================      ===========================
Shares used in computing
loss per share:

    Weighted average shares
    outstanding (Note 1)                        20,545,737                     20,056,945                       14,686,139
                                   =======================      =========================      ===========================
Loss per share                                        0.09               $           0.17                 $           0.83
                                   =======================      =========================      ===========================

Note 1: Due to the net losses incurred during each of the periods presented, common share equivalents are anti-dilutive and have been excluded from the computation.